Exhibit 16.1

July 9, 2002

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated July 9, 2003, of Concur Technologies, Inc. and are in agreement with the statements contained in paragraphs 2, 3, and 4 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/    ERNST & YOUNG LLP